UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

March 9, 2006

Date of Report (Date of earliest event reported)

CALLAWAY GOLF COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	001-10962	95-3797580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2180 RUTHERFORD ROAD, CARLSBAD, CALIFORNIA		92008-7328
(Address of principal executive offices)		(Zip Code)

(760) 931-1771

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The Company’s current compensation program for directors has been in effect and substantially unchanged since 1999. In light of changes in corporate governance practices, the amount of time that an outside director is required to devote to the Company’s business has increased significantly over the last several years and this trend is expected to continue. Therefore, in early 2006, the Compensation and Management Succession Committee of the Board of Directors (the “Compensation Committee”) engaged a nationally recognized, independent compensation consulting firm to conduct a comprehensive review of director compensation, including a review of market practices and recommended best practices.

As a result of this review, the Compensation Committee recommended, and on March 9, 2006 the Board of Directors adopted, changes to the Company’s current compensation program for directors (which changes become effective April 1, 2006). The independent compensation consulting firm advised the Compensation Committee that the new compensation program is reasonable and not excessive. Set forth below is a summary of the new director compensation program:

Annual Cash Retainer. The annual cash retainer for Board members will be increased from $30,000 to $45,000. The Chair of the Compensation Committee will be paid an additional $5,000 annual retainer. The additional annual retainers for the Lead Independent Director and the Chair of the Audit Committee in the amounts of $30,000 and $10,000, respectively, remain unchanged. The Chair of the Nominating and Corporate Governance Committee does not receive an additional annual retainer.

Board and Committee Meeting Fees. The per diem Board and committee meeting fees will be increased from $1,000 to $1,500 per meeting. The committee chairs will continue to receive an additional $300 per diem committee meeting fee.

Long-term Equity Compensation. In accordance with the terms of the 2001 Non-employee Director Stock Option Plan (the “Director Plan”), which was approved by the Company’s shareholders, a director currently receives (i) a stock option for 20,000 shares upon his or her initial appointment to the Board and (ii) thereafter, upon each re-election to the Board at each annual meeting of shareholders, the director receives a stock option for 6,000 shares. Consistent with emerging practices of using restricted stock (as opposed to stock options) for the equity portion of director compensation, at the 2006 annual meeting of shareholders, the Company intends to seek shareholder approval of an amendment to the Director Plan that would permit the Company to grant to directors restricted stock or restricted stock unit awards.

Other Benefits. In accordance with the Company’s policy that the non-employee directors should promote the Company’s products by using them whenever they play golf, the non-employee directors remain entitled to receive the Company’s golf products, free of charge, for their own use and the use of immediate family members living in the director’s home.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLAWAY GOLF COMPANY

Date: March 14, 2006	By:	/s/ Bradley J. Holiday
	Name:	Bradley J. Holiday
	Title:	Senior Executive Vice President and Chief Financial Officer